UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2023

Cadiz Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-12114	77-0313235
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

550 S. Hope Street, Suite 2850
Los Angeles, California	70071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 271-1600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market
Depositary Shares (each representing 1/1000th fractional interest in share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share	CDZIP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
   If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On December 6, 2023, the board of directors (the “Board”) of Cadiz, Inc. (“Cadiz” or the “Company”) determined to announce a management transition plan whereby the Board will appoint Susan Kennedy as Chief Executive Officer of Cadiz, in addition to Ms. Kennedy’s continued service as Chair of the Board, and to retain Scott Slater, the current Chief Executive Officer of Cadiz, as senior advisor to the Company, each effective as of January 1, 2024, subject to reaching agreement with Mr. Slater and Ms. Kennedy as to the compensation terms of such future service.

     Ms. Kennedy, age 62, was appointed a director of the Company in March 2021 and became Chair in February 2022. Ms. Kennedy is an accomplished executive, policymaker and strategist with a distinguished career as founder and chief executive of a clean energy company, top advisor to two California Governors, former Commissioner of the California Public Utilities Commission, and advisor to high-profile governing boards in the corporate, regulatory, government, and non-profit sectors. She recently served as a Senior Executive at Lyft, Inc. Previously, Ms. Kennedy founded California energy storage start-up Advanced Microgrid Solutions, serving as chief executive officer and board chair from 2013-2020 until it was acquired by Fluence (NASDAQ: FLNC) in 2020. Prior to entering the private sector, Ms. Kennedy served for two decades at the highest levels of government, including chief of staff to Governor Arnold Schwarzenegger (2006-2011) and cabinet secretary and deputy chief of staff to Governor Gray Davis (1999-2003). From 2003 to 2006, Ms. Kennedy served as Commissioner of the California Public Utilities Commission (CPUC), which regulates the state’s investor-owned electricity, gas, telecommunications, and water utilities. In this role, she oversaw the CPUC’s efforts to ensure water utilities deliver clean, safe, and reliable water to their customers at reasonable rates. In addition to her service on the CPUC, Ms. Kennedy was confirmed by the California Senate to serve on the California Bay-Delta Authority, the statewide body responsible for overseeing one of the largest water projects in the world — the $8 billion, 10-year restoration of the San Francisco Bay Delta ecosystem. In this role, Ms. Kennedy was responsible for agreements among environmentalists, agricultural interests, and urban water users for multi-billion-dollar co-investments in water storage facilities, water use efficiency, and restoration of impaired waterways and fisheries. Ms. Kennedy holds a B.A. in Management from Saint Mary’s College of California.

     There are no family relationships between Ms. Kennedy and any other directors or current officers of the Company. There are also no related party transactions between Ms. Kennedy and the Company that are required to be reported pursuant to Item 404(a) of Regulation S-K. When appointed as Chief Executive Officer as expected, Ms. Kennedy will serve in such capacity at the discretion of the Board.

     There is currently no plan, contract or arrangement or any grant or award made in connection with Ms. Kennedy’s expected appointment as Chief Executive Officer, and any such plan, contract or arrangement, or grant or award, will be reported when determined.  Ms. Kennedy’s previously reported compensatory arrangements, grants and awards remain in effect without modification.

Item 7.01     Regulation FD Disclosure

     On December 7, 2023, the Company issued a press release regarding the expected appointment of Ms. Kennedy as Chief Executive Officer and the continuing service of Mr. Slater as senior advisor to the Company, each effective as of January 1, 2024. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

     The information disclosed under this Item 7, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated December 7, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CADIZ INC.

By: /s/ Stanley E. Speer
Stanley E. Speer Chief Financial Officer

Dated: December 8, 2023